Exhibit 107
Calculation of Filing Fee Table
Form S-3
(Form Type)
SMILEDIRECTCLUB, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Security(3)(4)	Maximum Aggregate Offering Price(4)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share (“Common Stock”)	457(o)	—	—	—	—	—
Equity	Preferred Stock, par value $0.0001 per share (“Preferred Stock”)	457(o)	—	—	—	—	—
Debt	Debt Securities	457(o)	—	—	—	—	—
Other	Warrants	457(o)	—	—	—	—	—
Unallocated (Universal Shelf)	—	457(o)	—	—	$400,000,000	$92.70 per $1,000,000	$37,080
	Total Offering Amounts				$400,000,000	$92.70 per $1,000,000	$37,080
	Total Fees Previously Paid						—
	Total Fee Offsets(5)						—
	Net Fee Due						$37,080

(1)	The securities registered hereunder include such indeterminate number of (a) shares of Class A Common Stock, (b) shares of Preferred Stock (c) debt securities, and (d) warrants, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of Class A Common Stock and Preferred Stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.
(3)	The proposed maximum offering price per security and proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.
(4)	Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $400,000,000.
(5)	The Registrant does not have any fee offsets.